Exhibit 99.1

Contact:

Jeff Hall, Chief Financial Officer

David Myers, Vice President, Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Reports Third Quarter Results

Raises Full Year Earnings Guidance

ST. LOUIS, November 5, 2012 — Express Scripts (Nasdaq: ESRX) announced 2012 third quarter net income of $391.4 million, or $0.47 per diluted share. Adjusted earnings per share, as detailed in Table 4 were $1.02 per diluted share for the third quarter.

“Our solid third quarter results demonstrate our continued success as a combined organization,” stated George Paz, chairman and chief executive officer. “Integration continues on track and together we are building on our legacy of advancing healthcare through innovation and an unwavering alignment with our clients.”

Third Quarter 2012 Review (Data reflected on an adjusted basis. See Tables 2 and 3)

All key metrics compared to 2011 were affected by the inclusion of Medco results beginning in the second quarter of 2012. Gross profit margin and EBITDA per adjusted claim increases over last year are mainly attributed to improved operating performance, including increased generic utilization.

•	Adjusted claims of 398.9 million, up 116% from third quarter 2011

•	Gross profit of $2.2 billion, up 153% from third quarter 2011

•	Gross profit margin of 8.1% up from 7.5% in third quarter 2011

•	EBITDA of $1.6 billion, up 136% from third quarter 2011

•	EBITDA per adjusted claim of $4.06, up 9% from third quarter 2011

•	Year to date cash flow from operations of $2.0 billion, up 23% from third quarter 2011

2012 Guidance

Due to strong operating performance, increased generic utilization and the accelerated realization of synergies, the Company now expects to achieve adjusted earnings per share for 2012 in the range of $3.65 to $3.75. Adjusted earnings per share excludes items as detailed in Table 5.

Total adjusted claims are expected to be approximately 1.4 billion. The guidance range assumes 2012 diluted weighted-average shares of 750 million. Diluted weighted-average shares may differ due to, among other factors, the exercise of stock options and settlement of restricted stock units, and differences in the dilutive impact of awards granted under either of Express Scripts’ or Medco’s share-based compensation agreements. The guidance range assumes a full year 2012 adjusted effective tax rate of approximately 39.6%. Variations in assumed diluted weighted-average shares and tax rate may materially impact the guidance range.

The successful integration of Medco continues, with the Company meeting or exceeding its targets.

2013 Economic and Environmental Outlook

Express Scripts previously announced that it will provide 2013 guidance in conjunction with its fourth quarter results. In addition to the expected claims loss from the UnitedHealthcare book of business throughout the year, the Company believes its 2013 outlook will also be influenced by the current weak business climate and the unemployment outlook. These factors would likely result in significant in-group member attrition, continued low utilization rates and increased client demands and expectations.

Express Scripts expects to grow earnings per share and EBITDA in 2013. However, given the factors discussed above, the Company views current consensus estimates for 2013 as overly aggressive.

“Despite near-term headwinds and a challenging macroeconomic environment, we remain confident we are well-positioned for continued growth”, stated Paz. “We have historically managed expenses rigorously while investing toward the future, focusing on innovation, service and optimal clinical outcomes, and will continue to do so, even when faced with challenges on other fronts.”

About Express Scripts

Express Scripts manages more than a billion prescriptions each year for tens of millions of people. On behalf of our clients — employers, health plans, unions and government health programs — we make the use of prescription drugs safer and more affordable. We innovate to enhance patient care, reduce pharmacy-related waste and increase therapy adherence. Building on a strong clinical foundation, we apply our understanding of the behavioral sciences — an approach we call Consumerology® — to make it easier for people to choose better health.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. The company also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit www.Express-Scripts.com or follow @ExpressScripts on Twitter.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Form 10-Q filed with the SEC on or about November 5, 2012. A copy of this form can be found at the Investor Relations section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2012	2011	2012	2011
Revenues(1)	$26,999.4	$11,571.0	$66,824.5	$34,026.9
Cost of revenues (1)	24,864.9	10,735.2	61,745.1	31,661.5

Gross profit	2,134.5	835.8	5,079.4	2,365.4
Selling, general and administrative	1,336.0	230.7	3,220.7	628.6

Operating income	798.5	605.1	1,858.7	1,736.8

Other (expense) income:
Undistributed gain from joint venture	5.1	—	9.4	—
Interest income	1.4	5.9	6.0	7.8
Interest expense and other	(155.9)	(94.3)	(463.1)	(184.3)

	(149.4)	(88.4)	(447.7)	(176.5)

Income before income taxes	649.1	516.7	1,411.0	1,560.3
Provision for income taxes	257.7	192.0	602.2	574.9

Net income	$391.4	$324.7	$808.8	$985.4

Weighted average number of common shares outstanding during the period:
Basic	812.9	487.2	702.4	506.1
Diluted	829.6	490.8	718.9	510.3

Basic earnings per share	$0.48	$0.67	$1.15	$1.95

Diluted earnings per share	$0.47	$0.66	$1.13	$1.93

(1)

Includes retail pharmacy co-payments of $3,348.9 million and $1,390.4 million for the three months ended September 30, 2012 and 2011, respectively and $8,364.6 million and $4,374.0 million for the nine months ended September 30, 2012 and 2011, respectively.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Balance Sheet

	September 30,	December 31,
(in millions)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$1,248.4	$5,620.1
Restricted cash and investments	47.3	17.8
Receivables, net	5,720.3	1,915.7
Inventories	1,561.4	374.4
Deferred taxes	417.3	45.8
Prepaid expenses and other current assets	437.8	84.2

Total current assets	9,432.5	8,058.0
Property and equipment, net	1,710.2	416.2
Goodwill	29,367.5	5,485.7
Other intangible assets, net	16,735.9	1,620.9
Other assets	61.6	26.2

Total assets	$57,307.7	$15,607.0

Liabilities and Stockholders’ Equity
Current liabilities:
Claims and rebates payable	$6,710.0	$2,874.1
Accounts payable	2,139.4	928.1
Accrued expenses	1,964.9	656.0
Short-term loan payable	40.0	—
Current maturities of long-term debt	938.6	999.9

Total current liabilities	11,792.9	5,458.1
Long-term debt	16,146.3	7,076.4
Other liabilities	6,623.6	598.8

Total liabilities	34,562.8	13,133.3

Stockholders’ Equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; and no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value per share; shares issued: 809.6 and 690.7, respectively; shares outstanding: 809.6 and 484.6, respectively	8.1	6.9
Additional paid-in capital	21,156.1	2,438.2
Accumulated other comprehensive income	16.6	17.0
Retained earnings	1,564.1	6,645.6

	22,744.9	9,107.7
Common stock in treasury at cost, zero and 206.1 shares, respectively	—	(6,634.0)

Total stockholders’ equity	22,744.9	2,473.7

Total liabilities and stockholders’ equity	$57,307.7	$15,607.0

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Cash Flows

	Nine Months Ended September 30,
(in millions)	2012	2011
Cash flows from operating activities:
Net income	$808.8	$985.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,292.0	187.5
Non-cash adjustments to net income	37.8	152.9
Deferred financing fees	32.1	44.9
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	382.6	(58.1)
Claims and rebates payable	(647.2)	44.4
Other net changes in operating assets and liabilities	143.3	302.9

Net cash flows provided by operating activities	2,049.4	1,659.9

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(10,283.6)	—
Purchases of property and equipment	(106.0)	(98.1)
Proceeds from sale of business	31.5	—
Other	(16.2)	8.5

Net cash used in investing activities	(10,374.3)	(89.6)

Cash flows from financing activities:
Proceeds from long-term debt, net of discounts	7,458.9	1,494.0
Repayment of long-term debt	(2,710.6)	(0.1)
Proceeds (repayment) of revolving credit line, net	(1,000.0)	—
Proceeds from accounts receivable financing facility	600.0	—
Repayment of accounts receivable financing facility	(601.3)	—
Excess tax benefit relating to employee stock compensation	30.4	27.3
Net proceeds from employee stock plans	276.5	28.9
Deferred financing fees	(103.2)	(62.7)
Treasury stock acquired	—	(2,515.7)

Net cash provided by (used in) financing activities	3,950.7	(1,028.3)

Effect of foreign currency translation adjustment	2.5	(3.1)

Net (decrease) increase in cash and cash equivalents	(4,371.7)	538.9
Cash and cash equivalents at beginning of period	5,620.1	523.7

Cash and cash equivalents at end of period	$1,248.4	$1,062.6

Table 1

Express Scripts Holding Company Unaudited Consolidated Selected Information

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Claims Volume
Network	282.9	147.2	721.5	444.0
Home delivery and specialty (1)	39.8	13.3	94.5	39.9

Total claims	322.7	160.5	816.0	483.9

Total adjusted claims(2)	398.9	184.8	996.0	556.6

Depreciation and Amortization (D&A):
Revenue amortization(3)	$28.5	$28.5	$85.5	$85.5
Cost of revenues depreciation	39.4	9.6	76.5	31.2
Selling, general and administrative depreciation	47.9	13.1	121.7	40.3
Selling, general and administrative amortization	506.0	10.1	1,008.3	30.5

Total D&A	$621.8	$61.3	$1,292.0	$187.5

Generic Fill Rate
Network	79.7%	75.3%	78.9%	75.2%
Home delivery	72.2%	63.0%	70.6%	62.5%
Overall	78.8%	74.1%	78.0%	74.0%

Note: See Appendix for footnotes.

Table 2

Calculation of Express Scripts Holding Company Adjusted Gross Profit and SG&A

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Gross profit, as reported	$2,134.5	$835.8	$5,079.4	$2,365.4
Amortization of legacy Express Scripts intangible assets (3)	28.5	28.5	85.5	85.5
Non-recurring transaction and integration costs (4)	21.8	—	33.7	—

Adjusted gross profit	$2,184.8	$864.3	$5,198.6	$2,450.9

Selling, general and administrative, as reported	$1,336.0	$230.7	$3,220.7	$628.6
Amortization of legacy Express Scripts intangible assets (3)	10.1	10.1	30.5	30.5
Amortization of Medco-related intangible assets (5)	495.9	—	977.8	—
Non-recurring transaction and integration costs (4)	179.1	20.3	586.1	20.3

Adjusted selling, general and administrative	$650.9	$200.3	$1,626.3	$577.8

Note: See Appendix for footnotes.

The Company is providing adjusted gross profit and selling, general and administrative expenses excluding the impact of non-recurring charges and amortization of intangible assets in order to compare the underlying financial performance to prior periods.

Table 3

Express Scripts Holding Company EBITDA Reconciliation

(in millions, except per claim data)

The following is a reconciliation of net income to EBITDA(6). The Company believes net income is the most directly comparable measure calculated under U.S. GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income, as reported	$391.4	$324.7	$808.8	$985.4
Provision for income taxes	257.7	192.0	602.2	574.9
Depreciation and amortization	621.8	61.3	1,292.0	187.5
Interest expense, net	154.5	88.4	457.1	176.5
Undistributed gain from joint venture	(5.1)	—	(9.4)	—

EBITDA, as reported	1,420.3	666.4	3,150.7	1,924.3
Non-recurring transaction and integration costs (4)	200.9	20.3	619.8	20.3

Adjusted EBITDA	$1,621.2	$686.7	$3,770.5	$1,944.6

Total adjusted claims	398.9	184.8	996.0	556.6

Adjusted EBITDA per adjusted claim	$4.06	$3.72	$3.79	$3.49

Note: See Appendix for footnotes.

The Company is providing EBITDA excluding the impact of non-recurring charges in order to compare the underlying financial performance to prior periods.

Table 4

Calculation of Express Scripts Holding Company Adjusted EPS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(per diluted share)
EPS, as reported	$0.47	$0.66	$1.13	$1.93

Non-recurring/transaction-related items:
Transaction and integration costs (4)	0.15	0.03	0.51	0.03
Medco acquisition pre-close financing costs (7)	—	0.05	0.07	0.05
Discrete tax items (8)	—	—	0.06	—

Amortization of:
Legacy Express Scripts intangible assets (3)	0.03	0.05	0.10	0.14
Medco-related intangible assets (5)	0.37	—	0.81	—

EPS, adjusted	$1.02	$0.79	$2.68	$2.15

Note: See Appendix for footnotes.

The Company is providing diluted earnings per share excluding the impact of non-recurring / transaction-related items and amortization of intangible assets in order to compare the underlying financial performance to prior periods.

Table 5

2012 Guidance Information

Estimated Year Ended December 31, 2012
(per diluted share)
Revised adjusted EPS guidance	$3.65 to $3.75

GAAP items not included in guidance:

Amortization of legacy Express Scripts intangible assets	$0.12

Amortization of Medco-related intangible assets (9)	$1.19

Transaction and integration costs (10)	To be determined

The guidance range assumes 2012 diluted weighted-average shares of 750 million. Diluted weighted-average shares may differ due to, among other factors, the exercise of stock options and settlement of restricted stock units, and differences in the dilutive impact of awards granted under either of Express Scripts' or Medco's share-based compensation agreements. The guidance range assumes a full year 2012 adjusted effective tax rate of approximately 39.6%. Variations in assumed diluted weighted-average shares and tax rate may materially impact the guidance range.

Note: See Appendix for footnotes.

Appendix

Footnotes

(1)

Includes home delivery, specialty and other including: (a) drugs distributed through patient assistance programs (b) drugs we distribute to other PBMs' clients under limited distribution contracts with pharmaceutical manufacturers and (c) FreedomFP claims.

(2)	Total adjusted claims reflect home delivery claims multiplied by 3, as home delivery claims typically cover a time period 3 times longer than retail claims.
(3)

Amortization of legacy Express Scripts intangible assets include amounts in both revenues and selling, general and administrative expense. Revenue amortization is related to the customer contract with WellPoint which consummated upon closing of the NextRx acquisition in 2009. Under U.S. GAAP standards, amortization of intangibles that arise in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues. Intangible amortization of $28.5 million ($17.6 million and $17.9 million net of tax in 2012 and 2011, respectively) is included as a reduction to revenue for the three months ended September 30, 2012 and 2011. Intangible amortization of $85.5 million ($51.2 million and $54.0 million net of tax in 2012 and 2011, respectively) is included as a reduction to revenue for the nine months ended September 30, 2012 and 2011.

In addition, intangible amortization of $10.1 million ($6.3 million net of tax) is included in selling, general and administrative expense in the three months ended September 30, 2012 and 2011. Intangible amortization of $30.5 million ($18.3 million and $19.3 million net of tax in 2012 and 2011, respectively) is included in selling, general and administrative expense in the nine months ended September 30, 2012 and 2011.

(4)	Non-recurring transaction and integration costs include those directly related to the acquisition of Medco Health Solutions, Inc. (“Medco”).

Costs of $21.8 million ($13.5 million net of tax) and $33.7 million ($20.2 million net of tax) for the three months and nine months ended September 30, 2012, respectively, primarily composed of integration-related activities, are included in cost of revenues.

Costs of $158.9 million ($98.4 million net of tax) and $20.3 million ($12.8 million net of tax) primarily composed of severance costs, including stock compensation, are included in selling, general and administrative expense in the three months ended September 30, 2012 and 2011, respectively. Costs of $565.9 million ($339.0 million net of tax) and $20.3 million ($12.8 million net of tax) are included in selling, general and administrative expense in the nine months ended September 30, 2012 and 2011, respectively.

The Company recorded net charges of $20.2 million ($12.5 million and $12.1 million net of tax in the three months and nine months, respectively) within selling, general and administrative expenses for the three months and nine months ended September 30, 2012 in conjunction with the strategic decision to exit various businesses.

(5)

Amortization of intangible assets related to the acquisition of Medco of $495.9 million ($307.0 million net of tax) and $977.8 million ($585.7 million net of tax) for the three months and nine months ended September 30, 2012, respectively is included in selling, general and administrative expense.

(6)

EBITDA is earnings before taxes, depreciation and amortization, net interest and other income (expense); or alternatively calculated as operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with U.S. GAAP. In addition, this definition and calculation of EBITDA may not be comparable to that used by other companies.

(7)

Financing costs include fees related to the amortization of remaining bridge loan fees, commitment fees related to the new credit agreement and interest and fees on the senior notes secured in conjunction with the acquisition of Medco. Costs of $42.0 million ($26.4 million net of tax) are included interest expense in the three months ended September 30, 2011. Costs of $85.2 million ($51.0 million net of tax) and $42.0 million ($26.5 million net of tax) are included in interest expense in the nine months ended September 30, 2012 and 2011, respectively.

(8)

Provision for income taxes includes discrete tax items of $43.5 million for the nine months ended September 30, 2012. These items primarily relate to adjustments to prior year income tax return filings and a reversal of the deferred tax asset previously established for transaction-related costs that became nondeductible upon the consummation of the Merger.

(9)

Adjusted EPS will exclude amortization of Medco-related intangible assets. The current estimate of full year amortization based on the preliminary purchase price allocation. The preliminary purchase price allocation may be subject to further refinement and may result in significant changes.

(10)	Adjusted EPS will exclude Medco-related transaction and integration costs. The full-year impact of these costs have yet to be determined.